UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2015

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51217, 001-36693	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On July 7, 2015, Sears Holdings Corporation (“Sears Holdings”) completed the previously announced transactions in which it sold 234 of its owned properties, one of its ground leased properties and its fifty percent (50%) joint venture interests in 31 properties owned by three joint ventures (the “Joint Ventures”) to Seritage Growth Properties, L.P, a Delaware limited partnership (“Operating Partnership”) and the operating subsidiary of the recently formed Seritage Growth Properties, a Maryland real estate investment trust (“Seritage Growth”), for cash proceeds of $2.72 billion, with the substantial majority of such properties being leased back to Sears Holdings (the “Transaction”). The Transaction was partially financed through the distribution of subscription rights to purchase Class A common shares of beneficial interest, par value $0.01 per share (the “Class A common shares”), to holders of shares of common stock of Sears Holdings (the “Rights Offering”). Additional financing for the Transaction was generated through private placements of Class A common shares to subsidiaries of Simon Property Group, Inc. (“Simon”) and General Growth Properties, Inc. (“GGP”), as well as agreements with ESL Partners, L.P. and Edward S. Lampert (together with ESL Partners, L.P., “ESL”) and Fairholme Capital Management L.L.C. (“Fairholme”) to exchange a portion of their subscription rights and the exercise price therefor for, in the case of ESL, limited partnership units of Operating Partnership and Class B non-economic common shares of beneficial interest, par value $0.01 per share (the “Class B non-economic shares”), and, in the case of Fairholme, Class C non-voting common shares of beneficial interest, par value $0.01 per share (the “Class C non-voting shares”).

The Rights Offering expired on July 2, 2015. According to reports from Computershare Trust Company, N.A., the subscription agent for the Rights Offering, the offering was 97.3% subscribed on a primary basis and 125.5% subscribed including oversubscriptions.

Item 1.01	Entry into a Material Definitive Agreement

On July 7, 2015, subsidiaries of Seritage Growth (referred to together with Seritage Growth, for purposes of this description of the Master Lease, as “Seritage”) and subsidiaries of Sears Holdings (referred to together with Sears Holdings, for purposes of this description of the Master Lease, as “Sears Holdings”) entered in to a Master Lease Agreement (the “Master Lease”), pursuant to which most of the properties sold to Seritage in the Transaction (the “Acquired Properties”) and the space therein has been leased under the Master Lease to Sears Holdings (which guaranties the obligations of any subsidiary pursuant to the Master Lease). The Master Lease generally is a triple net lease with respect to all space which is leased thereunder to Sears Holdings, subject to proportionate sharing by Sears Holdings for repair and maintenance charges, real property taxes, insurance and other costs and expenses which are common to both the space leased by Sears Holdings and other space occupied by unrelated third-party tenants in the same or other buildings pursuant to third-party leases, space which is recaptured pursuant to Seritage’s recapture rights described below and all other space which is constructed on the properties. Sears Holdings’ obligation to pay rent and all other amounts payable under the Master Lease are absolute and unconditional, subject only to certain exceptions provided in the Master Lease. The following description of the Master Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Master Lease, which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Term and Renewals

The Master Lease has an initial term of 10 years. Sears Holdings has three options for five-year renewals of the term and a final option for a four-year renewal. The Master Lease is a unitary, non-divisible lease as to all properties, with Sears Holdings’ obligations as to each property cross-defaulted with all obligations of Sears Holdings with respect to all other properties.

Rental Amounts and Escalators

The aggregate rent for all of the Acquired Properties is initially approximately $134 million. In each of the initial and first two renewal terms, after the first lease year, the annual rent will be increased by 2% per annum (cumulative and compounded) for each lease year over the rent for the immediately preceding lease year. For the third and fourth renewal options, rent for the renewal periods will be set at the commencement of the renewal period at a fair market rent determined based on a customary third-party appraisal process, taking into account all the terms of the Master Lease and other relevant factors, but in no event will the renewal rent be less than the rent payable in the immediately preceding lease year.

Seritage may at its election, for administrative, technical or other reasons (including facilitating sale or transfer of properties) from time to time separate and remove from the Master Lease any of the leased premises and cause Sears Holdings to enter into new leases for such premises. In such cases, the rent will be adjusted under the Master Lease to reflect the removal of such leased premises, and the new leases will be for the rent attributable to the removed premises, and for the remaining term and otherwise on the same terms and conditions as the Master Lease. If the lessor under any new leases is Sears Holdings or an affiliate, such new leases will be cross-defaulted with the Master Lease, but not otherwise.

Recapture Rights

Upon compliance with a prescribed notice period, Seritage has a recapture right with respect to approximately 50% of the space within the stores (subject to certain exceptions), in addition to all of any automotive care centers which are free-standing or attached as “appendages” to the Stores, and all outparcels or outlots, as well as certain portions of parking areas and common areas, at the Acquired Properties leased to Sears Holdings under the Master Lease, except as set forth in the Master Lease, for no additional consideration. Upon exercising Seritage’s recapture right with respect to a property, Sears Holdings will be required after a certain time period to vacate such recaptured space, and Seritage must pay all costs and expenses for the separation of the recaptured space from the remaining Sears Holdings space and will then have the ability to reconfigure and rent such space for Seritage’s own account to one or more third-party tenants Seritage selects and on terms Seritage determines. No additional consideration will be paid to Sears Holdings in the event Seritage exercises its rights pursuant to the recapture right. The remaining space retained by Sears Holdings will be configured and located such that Sears Holdings will not be materially disadvantaged in relation to the recaptured space, and Seritage will bear all costs of reconfiguration and division of the spaces and relocation of Sears Holdings in the remaining space. After recapture of any space, Sears Holdings will thereafter cease to pay Seritage rent and other charges for the recaptured space, and the reduced rent and other charges payable by Sears Holdings under the Master Lease will be determined on a pro-rata basis based on the proportion of the retained space to the space recaptured. While Seritage will be permitted to exercise Seritage’s recapture rights all at once or in stages as to any particular property, Seritage will not be permitted to recapture all or substantially all of the space subject to the recapture right at more than 50 Acquired Properties (other than certain Sears automotive care centers and other spaces) during any lease year.

With respect to 21 stores identified in the Master Lease, Seritage has the further additional right to recapture 100% of the space within the Sears Holdings main store located on each of 21 identified Acquired Properties (excluding from such space all free-standing and “appendage” automotive care centers and all other free-standing buildings located on such Acquired Properties, which are subject to a separate recapture right as described above), effectively terminating the Master Lease with respect to such properties. Seritage will be required to provide notice and make a lease termination payment to Sears Holdings equal to the greater of an amount specified in the Master Lease or an amount equal to 10 times the adjusted earnings before interest, taxes, depreciation, and amortization attributable to such space within the Sears Holdings main store which is not attributable to the space subject to the separate 50% recapture right discussed above for the 12-month period ending at the end of the fiscal quarter ending immediately prior to recapturing such space. In the event of such a recapture of an entire property and any subsequent re-leasing of such property, if the property has store space that is suitable for a Sears Holdings store that Seritage will be seeking to lease to a third party, Sears Holdings will have the right of first offer to lease such store space on terms set forth in the Master Lease. The 50 property limit on the exercise of recapture rights during any lease year does not apply to this additional recapture right.

Sears Holdings’ Termination Rights

The Master Lease also provides for certain rights of Sears Holdings to terminate the Master Lease with respect to Acquired Properties that cease to be profitable for operation by Sears Holdings. Specifically, Sears Holdings also has the right to terminate the Master Lease with respect to an Acquired Property where the fixed rent (together with all other costs and expenses payable under the Master Lease) attributable to such Acquired Property exceeds Sears Holdings’ earnings before interest, taxes, depreciation, amortization and rent costs attributable thereto for any 12-month period beginning after the commencement of the lease and ending at the end of the most recent fiscal quarter. In order to terminate the Master Lease with respect to a certain property, Sears Holdings must make a payment to Seritage of an amount equal to one year of rent (together with taxes and other expenses) with respect to such property. Such termination right, however, is limited so that it will not have the effect of reducing the fixed rent under the Master Lease by more than 20% per annum. Once a property qualifies for this termination right, if the 20% annual limitation would prevent the exercise of the termination right, such property continues to be eligible for termination in the next period.

Other Provisions

Sears Holdings is obligated to continuously operate a Sears Holdings store (or such store as may be re-branded and/or used for other retail uses pursuant to the Master Lease) of a minimum size specified in the Master Lease on each of the Acquired Properties where such stores operate currently (except for reasonable periods required for alterations or restoration of damage), subject to the recapture and termination rights provided above. The Master Lease also contains customary provisions contained in master triple net leases governing the leasing of retail properties, including, among others, with respect to maintenance, restoration (and certain termination rights) in the event of casualty and condemnation, cross-default with respect to each property in the separate Master Leases, indemnification and assumption of risk of loss, alterations and insurance. The Master Lease contains customary provisions for the protection of mortgagees, including a provision requiring the parties to enter into a subordination, nondisturbance and attornment agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

In connection with the transaction, Sears Holdings has entered into agreements with Seritage Growth under which Sears Holdings will leaseback the substantial majority of the acquired properties, including those owned by the joint ventures, with the remaining properties being leased by Seritage Growth to third parties. The Master Lease generally is a triple net lease with respect to the space occupied by Sears Holdings, and Sears Holdings has the obligation to pay rent, costs and expenses of operation, repair, and maintenance of the space occupied. The Master Lease has an initial term of ten years, and Sears Holdings has, depending on the property, between three and four options for five-year renewals of the term. Under the terms of the master leases with Sears Holdings, Seritage Growth and the Joint Ventures have the right to recapture space from Sears Holdings, allowing them to reconfigure and rent the recaptured space to third-party tenants over time. In addition, Sears Holdings has certain rights to terminate the Master Lease with respect to properties that cease to be profitable for operation by Sears Holdings.

In accordance with accounting standards related to sale-leaseback transactions, Sears Holdings will recognize any loss on sale immediately, any gain on sale in excess of the present value of minimum lease payments immediately, and any remaining gain will be deferred and recognized in proportion to the related rent expense over the lease term.

Section 9—Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(b)	The unaudited pro forma consolidated financial information of Holdings giving effect to the rights offering and sale-leaseback, and the related notes thereto, have been derived from its historical consolidated financial statements and are attached hereto as Exhibit 99.1.

(d)	Exhibits

Exhibit 10.1—Master Lease by and among Seritage SRC Finance LLC, Seritage KMT Finance LLC, Kmart Operations, LLC, and Sears Operations, LLC, dated as of July 7, 2015

Exhibit 99.1—Unaudited pro forma consolidated financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Robert A. Riecker
Vice President, Controller and Chief Accounting Officer

Date: July 13, 2015

Exhibit Index

10.1	Master Lease by and among Seritage SRC Finance LLC, Seritage KMT Finance LLC, Kmart Operations, LLC, and Sears Operations, LLC, dated as of July 7, 2015

99.1	Unaudited pro forma consolidated financial information.